Exhibit 99.1

Hemispherx Biopharma, Inc.
Executive Compensation Recoupment Policies

Adopted:  December 2, 2011

I.           Defined Terms.

For purpose of these policies, the following terms have the following meanings:

“Company” means Hemispherx Biopharma, Inc.

“Compensation Committee” means the Compensation Committee of the Board of Directors of the Company.

“Covered Executive” means any current or former Executive Officer of the Company.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

“Effective Date” means the effective date of these policies which shall be December 1, 2011.

“Equity Award” means stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares or other stock-based awards granted, vested or accrued under any Company plan or agreement and payable in Shares.

“Executive Officer” means an officer as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended; provided that when the Securities and Exchange Commission issues a final rule implementing Section 954 of the Dodd Frank Act, the term “Executive Officer” as used in the Dodd-Frank Policy shall have the definition assigned the term “executive officer” in such final rule.

“Executive Compensation Arrangement” means an agreement between the Company and a Covered Executive entered into on or after the Effective Date pursuant to which the Company compensates the Covered Executive, including, without limitation, through salary, benefits, bonus, Equity Award, Non-Equity Compensation or deferred compensation.

“Non-Equity Incentive Compensation” means any variable cash compensation paid to a Covered Executive, wholly or partly based on publicly reported financial information related to the Company or one or more of its subsidiaries.

“Shares” means shares of common stock of the Company.

II.           Dodd-Frank Compensation Recoupment Policy (the “Dodd-Frank Policy”).

A.           It is the policy of the Company that, in the event that the Company is required to prepare an accounting restatement due to its material noncompliance with financial reporting requirements under the U.S. securities laws, the Company shall, to the extent permitted by governing law, require reimbursement of compensation (in an amount described below) from each Covered Executive who, at any time after the Effective Date and during the three-year period preceding the date on which the Company is required to prepare the accounting restatement, (i) received payment of Non-Equity Incentive Compensation, or (ii) realized compensation from Equity Awards, in either case based on the erroneous financial data, regardless of whether the Covered Executive engaged in misconduct or otherwise caused or contributed to the requirement for the restatement.

B.           The amount of any such Non-Equity Incentive Compensation to be recovered shall be equal to the excess of (i) the amount paid to the Covered Executive calculated by reference to the erroneous financial data, over (ii) the amount that would have been paid to the Covered Executive calculated by reference to the corrected financial data.

C.           For purposes of any such Equity Awards earned based on the erroneous data, the amount to be recovered shall be equal to the excess of (i) the number of Shares (or equivalent value) earned by the Covered Executive calculated by reference to the erroneous financial data, over (ii) the number of Shares (or equivalent value) that would have been earned by the Covered Executive calculated by reference to the corrected financial data, or such other recovery calculation as may hereafter be specified in final regulations issued by the Securities and Exchange Commission under the Dodd Frank Act or by the NYSE, Amex or such other national exchange upon which the Company’s stock is listed.

D.           Notwithstanding anything in this policy to the contrary, it is intended that this policy be administered in a manner that will comply with applicable law and securities exchange listing requirements, such as Section 304 of the Sarbanes-Oxley Act of 2002 and Section 954 of the Dodd-Frank Act. The Compensation Committee is authorized to adopt amendments to this policy, as well as rules and procedures deemed necessary or appropriate to comply with such laws and the regulations thereunder.

III.           Executive Compensation Recoupment Policy (the “Recoupment Policy”).

A.           It is the policy of the Company that, in the event that it is determined (as described below) that an Executive Compensation Arrangement is unreasonable in whole or in part and that the Board of Directors or the Compensation Committee violated its legal duties to the Company and its stockholders by approving such Executive Compensation Arrangement, the Company shall, to the extent permitted by governing law, require reimbursement of the compensation so determined to be unreasonable  (in the manner described below).

B.           Recoupment under this policy shall be triggered only in the event of a final, non-appealable decision by a court of competent jurisdiction, applying Delaware law, in an action to which the Company is a party, expressly finding that the Executive Compensation Arrangement is unreasonable in whole or in part and that the Board of Directors or the Compensation Committee violated its legal duties to the Company and its stockholders by approving the Executive Compensation Agreement.

C.           A recoupment of compensation under this policy shall be limited as follows: (i) the recoupment shall be non-recourse to the Executive and shall be enforced only by a set-off against compensation thereafter payable to the Executive by the Company, and (ii) the recoupment shall be equitably enforced over a period no shorter than the period over which the compensation to be recouped was paid.

IV.           General.

A.           The rights to recoupment set forth in these policies are in addition to any other rights that the Company may have against any Covered Executive, including any remedies at law or in equity. Application of these policies does not preclude the Company from taking any other action to enforce a Covered Executive’s obligations to the Company, including termination of employment or institution of civil or criminal proceedings.

B.           These policies shall be administered by the Compensation Committee, which shall have sole discretion as to when and how to seek recovery from a Covered Executive. Recovery may be obtained by reducing future incentive compensation, cancelling outstanding incentive compensation or by seeking repayment of incentive compensation paid to the Covered Executive (including the proceeds of the sale of any Shares received as incentive compensation). All actions by the Compensation Committee to recover compensation under this policy shall be taken in accordance with applicable law.

C.           This policy shall apply only to Executive Compensation Arrangements, Equity Awards or awards for Non-Equity Incentive Compensation entered or granted on or after the Effective Date.

D.           The Company shall take all appropriate steps to inform Covered Executives of these policies, so that such policies shall be enforceable to the fullest extent legally permissible. These steps may include, but not be limited to, providing that these policies shall be acknowledged annually by Covered Executives, and incorporating the terms of these policies into the terms of any employment agreement, incentive plan or incentive award agreement applicable to a Covered Executive.